Exhibit 15.1

Acknowledgment of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Stockholders and Board of Directors of

Armada Hoffler Properties, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-188545) of Armada Hoffler Properties, Inc. for the registration of 700,000 shares of its common stock of our report dated May 15, 2014 relating to the unaudited condensed interim consolidated and combined financial statements of Armada Hoffler Properties, Inc. and Predecessor that are included in its Form 10-Q for the quarter ended March 31, 2014.

/s/ Ernst & Young LLP

Richmond, Virginia

May 15, 2014